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                                                                    EXHIBIT 11.0

                                 MEDQUIST INC.
                         EARNINGS PER SHARE CALCULATION
                      FOR THE YEAR ENDED DECEMBER 31, 1995

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

Net income from continuing operations.............................................          $607,000

Weighted average shares outstanding...............................................         2,362,000
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EARNINGS PER SHARE FROM CONTINOUS OPERATIONS......................................             $0.26
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(1) For the year ended December 31, 1995, since the net result of including all stock options and warrants was anti-dilutive they have been excluded from the calculation.


                                  Exhibit 11.0